(Community Acquisition Joint Venture
                           National Agreement of Sale)

                                AGREEMENT OF SALE


         THIS AGREEMENT OF SALE made as of this ____ day of March, 1998, by and between COMMUNITY ACQUISITION JOINT VENTURE, a Delaware partnership ("BUYER") and ____________________________ ("SELLER").

         WHEREAS, SELLER is the fee simple owner of certain premises commonly known as SERENDIPITY MOBILE HOME PARK located in the City of Fort Myers, Lee County, Florida, more particularly described in Exhibit "A" attached hereto and made a part hereof (together with all rights and easements appurtenant thereto and all permanent improvements, fixtures and utility systems thereon, being hereinafter collectively referred to as the "Real Property"); and

         WHEREAS, SELLER desires to sell and BUYER desires to purchase the Real Property and all personal property and equipment described in the Schedule of Personal Property attached hereto as Exhibit "B" and made a part hereof (the "Personal Property"), under the terms and conditions set forth herein (the aforesaid Real Property and Personal Property being hereinafter collectively referred to as the "Property").

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, together with other valuable considerations, the receipt and sufficiency of which is hereby acknowledged, SELLER agrees to sell and BUYER agrees to buy the Property on and under the terms and conditions herein set forth.

         1. SALE AND PURCHASE OF PROPERTY. SELLER agrees to sell and convey to BUYER and BUYER agrees to purchase:

                  (a) All of SELLER'S right, title and interest in and to the Real Property, together with all right, title and interest of SELLER in and to any land lying in the beds of any streets, avenues, alleys or passages, open or proposed, bounding or abutting the Real Property, and drainage rights appurtenant to the Real Property, together with all right, title and interest, if any, of SELLER, in and to any easements, rights of way or passageways appurtenant to or benefiting the Real Property and free of all liens and encumbrances except the Permitted Exceptions, as that term is defined in Paragraph 4 hereof;

                  (b) All articles of personal property of whatsoever nature or sort, if any, which are owned by SELLER and which, as of the date of this Agreement of Sale, are attached or appurtenant to or used exclusively in connection with or located in or upon the Real Property, and any additions thereto or replacements thereof which may be made between the date of this


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Agreement of Sale and the date of Closing  hereunder (all of the foregoing being hereinafter collectively referred to as the "Personal Property"), which Personal Property shall be conveyed by SELLER to BUYER at Closing by a quit-claim bill of sale; and

         SELLER'S interest in the Real Property and the Personal Property are hereinafter sometimes referred to collectively as the "Property".

         2. CONSIDERATION. The total consideration to be paid by BUYER for the Property shall be in the sum of EIGHT MILLION FOUR HUNDRED SIXTY THOUSAND DOLLARS ($8,460,000.00) (the "Purchase Price").

         3. PAYMENT OF CONSIDERATION. The Purchase Price shall be paid as follows:

                  (a) Within five (5) calendar days of the Effective Date of this Agreement of Sale, as that term is defined in paragraph 34 below, BUYER shall deliver to Chicago Title Insurance Company, c/o Ernie Winn, at the following address: 1819 Main St., Suite 360, Sarasota, Florida 34236 (the "Escrow Agent"), the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) which shall represent the earnest money deposit for the Property (the "Deposit"). The Deposit shall be deposited by Escrow Agent in its Trust Account until the expiration of the BUYER'S Inspection Period (as hereinafter defined).

                  (b) The Escrow Agent shall, upon receipt from BUYER of a complete and fully executed W-9 Reporting Form, deposit the Deposit into an interest bearing money market account, which interest shall accrue to BUYER'S benefit unless BUYER defaults hereunder.

                  (c) BUYER shall pay the balance of the Purchase Price, after application of the Deposit to the Purchase Price, to SELLER at Closing by wire transfer of immediately available federal funds at the office of the Escrow Agent.

         4. TITLE INSURANCE.

                  A. Within ten (10) days of the Effective Date of this Agreement by SELLER, SELLER shall deliver to BUYER a copy of the owner's current title insurance policy, if any, together with copies of all instruments recorded in the public records or otherwise encumbering the Property, subsequent to the effective date of said Policy.

                  B. Within twenty (20) days of the date of Statutory Compliance provided in paragraph 8 (should BUYER elect to purchase the Property) Williams, Parker, Harrison, Dietz and Getzen ("Title Agent") shall, at SELLER'S expense, as agent for Chicago Title Insurance Company, deliver to BUYER and BUYER'S Attorney for approval, as hereinafter provided, a preliminary owner's title binder for a title insurance policy, together with copies of all exception documents referred to therein. The binder and policy to be issued pursuant

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thereto shall be paid for by SELLER,  shall be issued at the minimum promulgated rate, and shall be in an amount equal to the amount of the purchase price. The policy and binder shall be in a current ALTA standard form "B", except that there shall be no exceptions unless agreed to by BUYER (the "Permitted Exceptions"). The policy shall insure marketable title.

                  C. BUYER shall have until the end of Buyer's Inspection Period, to give written notice to SELLER or SELLER'S attorney of any objections by BUYER to the state of title (including any matters shown on the survey which are unacceptable to BUYER). Failure of BUYER to deliver a written notice of disapproval of the state of title to SELLER or SELLER'S attorney within said period shall be conclusive evidence that BUYER has approved said preliminary title report and all exceptions to title disclosed in said report or disclosed on the survey.

                  D. After due notice, SELLER shall have a reasonable time, not to exceed thirty (30) days, (and if necessary, the Closing shall be delayed for that period) to: (a) cure any title defects, or (b) terminate this Agreement, whereupon this Agreement shall terminate and all parties shall be released from any further obligations hereunder, except that BUYER shall be entitled to an immediate refund of all monies paid in respect of the purchase price plus accrued interest, if any. Provided, however, BUYER may elect to waive such defects and to proceed under this Agreement and accept title to the Real Property subject to such defects, in which case the Closing shall take place on the later of the date set for Closing as hereinafter provided or on a date mutually agreed upon by SELLER and BUYER which shall be within ten (10) days from the date of such election by BUYER (the date finally set by the parties hereto for the Closing shall be hereinafter referred to as the "Closing Date").

                  E. Title Agent or its agent, shall be in attendance at the Closing and be in a position to issue the title policy upon recording the appropriate documents and insure that SELLER has complied with all requirements set forth under the applicable state statutes to extinguish any right of purchase or rescission in favor of any tenants or homeowners association.

         5. SURVEY. Within ten (10) days of the effective date of this Agreement by SELLER, SELLER shall deliver to BUYER the most current survey of the Real Property in SELLER'S possession (if any). BUYER may, at its expense, within thirty (30) days of the date of the Statutory Compliance, obtain a current "as built" survey of the Real Property. The survey must be acceptable and certified to BUYER, BUYER'S mortgage lender (if any), and the title insurer insuring the Real Property so that the "survey" and "claims of easements" exceptions can be removed from the title policy, and must be prepared in accordance with the minimum requirements adopted by the agency or authority regulation the preparation of surveys in the State in which the Real Property is located. The survey shall locate all easements, streets, common area improvements, building setback lines, and other manmade objects, excluding manufactured homes and shall be super- imposed over an aerial photograph so as to locate all manufactured homes and vacant spaces, if any. If the survey discloses an encroachment or setback violation, BUYER shall notify SELLER thereof in writing within said thirty (30) day period, and this shall be deemed a defect in title and paragraph 4 above, shall apply. The survey shall be dated and signed by a registered


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and/or  licensed  land  surveyor  in the  state in which  the Real  Property  is located. The surveyor's seal shall be affixed to the survey. The surveyor's registration and/or license number shall be indicated thereon, and the legal description of the Real Property shall be set forth on the survey. Any other survey requirements in the Title Commitment shall also be complied with, including a surveyor's certificate acceptable to the Title Insurer and counsel for BUYER.

         6. REPRESENTATIONS AND WARRANTIES.

                  A. To induce BUYER to enter into this Agreement, SELLER makes the following representations and warranties, all of which shall be true and correct continuously throughout the term of this Agreement, and which shall survive the closing of title for a period of six (6) months from the Closing Date (hereinafter defined):

                           (a) SELLER is the owner of the  Property  and has the
authority to execute and deliver this Agreement.

                           (b) To  SELLER'S  knowledge,  there are no special or
other assessments levied against or relating to the Property and SELLER does not know of any proposed assessments.

                           (c) No goods or services have been  contracted for by
SELLER or furnished to the Real Property on SELLER'S behalf which might give rise to any mechanic's liens upon or affecting all or any part of the Real Property.

                           (d)  There  are  no  leases  which  affect  the  Real
Property except as set forth in the Rent Roll attached hereto as Exhibit "C" and made a part hereof and the information contained on the Rent Roll is true and correct in all material respects; no rental agents, brokers or finders have any rights with regard to such leases and there are no commissions payable in connection therewith; no tenant has an option to purchase any part of the Property except collectively through their Association pursuant to Section 723.071, Florida Statutes; and SELLER is the landlord under each such lease and has the right to assign same to BUYER.

                           (e) SELLER has  received no notice of any  violations
of any law, ordinance, rule, order, regulation, code or requirement, including any requirement contained in any hazard insurance policy covering the Property or any part thereof or of any board of fire underwriters or other body exercising similar functions, which are applicable to the Property or to any part thereof or which are applicable to the use or manner of use, occupancy, possession or operation of the Property, which have not been cured. SELLER represents that the litigation with regard to the past delivery of notices of increase in lot rental amount and other issues styled Serendipity Mobile Homeowners, Inc. vs. Serendipity Properties, Inc., case number 94-9622-CA-JLR, Circuit Court for Lee County, Florida, has been settled and dismissed with prejudice by the plaintiff thereof.



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                           (f) To SELLER'S  knowledge,  SELLER has  obtained and
kept in good standing all governmental permits, licenses, and approvals necessary for the operation of the Property as a manufactured housing (mobile home) community, including, as applicable, all County Health Permits or other applicable permits, State Department of Environmental Protection permits and State HRS permits, and SELLER has received no written notice from any such
governmental   permitting  or  licensing   authority  that  there  are  material
violations currently existing thereunder.

                           (g) A  prospectus  approved  by the  Bureau of Mobile
Homes of the State of Florida Department of Business and Professional Regulation, has been provided to each tenant of the Property, if so required Chapter 723, Florida Statutes, and the administrative rules promulgated pursuant thereto. BUYER will not provide any prospectus to a tenant of the Property prior to Closing unless both SELLER and BUYER have approved such prospectus in writing.

                           (h) SELLER has not  contracted  for any  services  or
employment and has made no commitments or obligations therefor which will bind BUYER as a successor in interest with respect to the Property except those contracts listed in Exhibit "D" (the "Service Contracts"). With respect to the Service Contracts, (i) amounts paid or payable thereunder shall be prorated between the parties at the Closing and credits shall be given the parties as appropriate to such prorations, and (ii) they can be terminated upon thirty (30) days written notice or less except: (1) Septic Tank and Sewage Treatment Plant Service Agreement, (2) Amerigas Propane Tank Lease and (3) Browning Ferris Solid Waste Collection and Disposal Service Agreement. .

                           (i)  Except  in  the  ordinary   course  of  SELLER'S
business, SELLER will not enter into any amendment to or modification of any of the Leases prior to the Closing Date, which will reduce, forgive, or postpone any rents or which would otherwise materially and adversely affect the value of the Property, without BUYER'S consent; no rents or other deposits are or will on the Closing Date be held by SELLER, except only tenant security deposits and prepaid rents in the ordinary course of SELLER'S business; and no commissions or other fees payable to any person, entity or agent are due on the rentals collected or to be collected under the Leases.

                           (j) Pending Closing  hereunder,  SELLER shall conduct
its business involving the Property in the ordinary course, and during said period will:

                                    (1) Refrain from entering into any contracts
or other commitments regarding the Property, other than in the ordinary and usual course of business, without the prior written consent of BUYER;

                                    (2)  Continue  to  maintain  and  repair the
Property in at least the manner which SELLER has previously maintained and repaired the Property, and SELLER will permit or commit no waste of the Property which will materially and adversely affect the value of the Property;

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                                    (3)  Keep  in   effect   SELLER'S   existing
policies of public liability and hazard and extended coverage insurance insuring the Property; and

                           (k) No tenant has been  granted  any rent  concession
not reflected on the face of the copy of the lease for that tenant as provided by SELLER to BUYER (other than as set forth on the Rent Roll).

                           (l) To  SELLER'S  knowledge  no  underground  storage
tanks, hazardous substances, or contaminants subject to Federal, state or local laws or regulation have been used, stored or located on, under or about the Property in any manner contrary to applicable law and the Property is free from environmental contamination by such hazardous substances which require remediation except as set forth in any Phase I Environmental Audit Summary attached hereto as Exhibit "E".

                  B. For purposes of this Agreement, the words "SELLER'S knowledge", "actual knowledge" or "knowledge" shall mean only that information that is possessed by Martin Newby, Tim Newby or Todd Newby without investigation, inquiry, or review of files for this transaction, and shall not include any imputed knowledge or any information that is possessed by any of SELLER'S other employees, agents, contractors, licensees, borrowers, lenders, or any other third parties. For purposes of this Agreement, the words "actual notice", "written notice", "notices" or "notice" when used in reference to
SELLER'S warranties, representations, and disclosures in this Agreement shall mean only that written notice received by Martin Newby, Tim Newby or Todd Newby, and shall not include any other notice, whether oral or written, received by any employees, agents, contractors, licensees, any third parties, or any constructive notice or information not physically received by Martin Newby, Tim Newby or Todd Newby.

                  C. All representations and warranties of the SELLER under this Agreement enure solely to the BUYER, and to any assignee to whom BUYER may assign this Agreement in accordance with paragraph 18 below, and shall not enure to and may not be relied on by any of BUYER'S successors or assigns or by other third parties.

                  D. SELLER, by executing this Agreement, agrees to indemnify, defend and save and hold BUYER harmless from and against any and all losses, costs, expenses, liabilities, claims, causes of action, suits or other matters by reason of any breach of the above representations and warranties. Such indemnification includes, but is not limited to, costs and attorneys' fees and expenses (including attorneys' fees and expenses on appeal) reasonably incurred in connection with the defense of any claims against BUYER by any party arising out of the above matters. The SELLER'S foregoing indemnity obligation shall survive Closing and delivery of the Special Warranty Deed hereunder for a period of six (6) months and all claims of BUYER with respect to such indemnity obligation or otherwise with respect to the representations and warranties of SELLER set forth in this Agreement shall expire except those claims that BUYER asserts to SELLER in writing within six (6) months after closing. This indemnity


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obligation  shall  survive  Closing and  delivery of the Special  Warranty  Deed hereunder and shall include all attorneys' fees and costs incurred in collection of all sums due from SELLER to BUYER pursuant to this Indemnity, together with interest on said sums at the maximum rate permitted by law through collection.

                  E. In the event that any one or more of the representations or warranties given by SELLER to BUYER in paragraph 6.A. above is/are determined by BUYER between the Closing Date and the Effective Date, to be inaccurate, BUYER shall give written notice to SELLER and SELLER shall have the option to: use its best efforts to promptly cure the violation(s); reimburse BUYER for the reasonable cost of cure (including all reasonable attorneys' fees, engineering fees, or other applicable fees, costs and charges); terminate this Agreement and direct Escrow Agent to refund the deposit to BUYER; or to contest BUYER'S determination by written notice to BUYER, in which event BUYER shall have the option to pursue the rights and remedies available to BUYER pursuant to paragraph 20 of this Agreement.

                  F. EXCEPT AS IS OTHERWISE  PROVIDED ABOVE IN THIS PARAGRAPH 6,
AND EXCEPT FOR THE WARRANTY OF TITLE, SELLER MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTERS RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

         Without limiting the foregoing, except as specifically set forth in this Agreement, SELLER has not made, or authorized anyone to make, any warranty or representation affecting or relating to the Property or any matter or thing pertaining to this Agreement, no such representation or warranty shall be implied. BUYER expressly acknowledges that no such warranty or representation has been made and that BUYER is not relying on any warranty or representation whatsoever other than as is expressly set forth in this Agreement. BUYER shall accept the Property "as is", "where is", subject to all defects, in its condition on the date of closing subject only to the express provisions of this Agreement. Without limiting the foregoing, BUYER shall be obligated at its own expense to assure itself that the prospectus and other materials prepared by SELLER and used in the operation of the Property satisfy the requirements of, and conform to, applicable laws, regulations and other applicable requirements. Except as otherwise specifically set forth in this Agreement, SELLER makes no warranty or representation whatsoever with respect to that prospectus and other materials.

         As a condition to BUYER'S reliance on the warranties and representations set forth in this Agreement, BUYER shall be required to deliver to SELLER a sworn certificate at the closing stating that, as a result of its inspection of the Property and the books and records related thereto and all other studies, surveys, audits, inspections, and investigations relating to this transaction (collectively, the "Inspections"), BUYER is not aware of any matter that constitutes, or with the passage of time or giving of notice would constitute, a breach of SELLER'S warranties and representations in this


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Agreement,  or that such  breaches  may exist but BUYER elects to waive all such breaches or representations that it has discovered as a result of its Inspections.

         SELLER, on the Closing Date, shall deliver to BUYER a sworn certificate that, as of the Closing Date, all the warranties and representations of SELLER set forth in this paragraph 6 were true and correct on the Closing Date, subject to the qualifications, limitations on survival and reliance and other conditions with regard to such warranties and representations set forth in this Agreement, all of which shall be incorporated by reference in said certificate.

         7. TERMITE INSPECTION AND REPORT. Prior to the expiration of the Inspection Period and at BUYER'S expense, BUYER may obtain a termite certificate for the Property.

         8. BUYER'S INSPECTION PERIOD.BUYER shall have a thirty (30) day period ("BUYER'S Inspection Period") commencing from the date the SELLER has mailed the notice to the officers of the homeowners association ("HOA") contemplated by
Section 723.071(1)(c), Florida Statutes(the "Statutory Compliance") during which time BUYER shall have the right to perform such due diligence evaluations as BUYER may reasonably require in connection with its evaluation of the Property, including, but not limited to, environmental, soils, flood plain, legal, financial and engineering studies (the "Data"), all at BUYER'S sole cost and expense. BUYER and/or any contractor of BUYER shall, prior to entry on the Real Property hereunder, obtain casualty/liability insurance in an amount satisfactory to SELLER, or to add SELLER to existing policies as a named insured, and provide SELLER with a certificate of insurance evidencing that SELLER is insured against any such loss. In the event that any inspection by BUYER or any consultant engaged by BUYER in connection with BUYER'S due diligence results in any damage or disturbance to the Property or any other damage or disturbance, BUYER shall cause such consultant, or undertake itself, at no cost to SELLER, to repair such damage and restore such Property to the condition it was in immediately prior to such inspection within 15 days after the damage occurs. If BUYER approves of the Data, BUYER shall deliver written notice to SELLER indicating BUYER'S approval of the Data (the "Data Approval Notice") prior to the expiration of the Inspection Period. If BUYER fails to deliver the Data Approval Notice as aforesaid, the Data shall be deemed unsatisfactory to BUYER and this Agreement shall automatically terminate, in which event Escrow Agent shall immediately return the Deposit, plus any accrued interest, to BUYER and the parties shall be released from any further obligations hereunder. In connection with BUYER'S due diligence evaluations of the Property, SELLER agrees to furnish the following information to BUYER on the Effective Date (unless otherwise provided herein):

         1. Current Rent Roll;
         2. Monthly  Financial  Statements  for the  previous  thirty-six  (36)
            months;
         3. Community Prospectus or comparable State required documents;
         4. Mobile Home Inventory List;
         5. Previous Title Insurance Policy;


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         6. Prior Survey;
         7. Lists of all current and previous lawsuits;
         8. Existing Environmental Phase I Report (if any);
         9. True Copies of paid real estate and personal property tax bills for the previous three (3) years;
         10.True Copies of Rental Increase Notices for previous three (3) years.

                  The Inspection Period shall be extended one (1) day for each day after the Effective Date (unless otherwise provided herein) SELLER fails to provide the foregoing to BUYER.

                  Should the HOA or any other statutorily recognized residents' association elect to purchase the Property, but then fails to close for any reason, this Agreement shall be deemed a back-up contract and the terms and conditions of this paragraph shall control upon the termination of the residents' contract.

                  BUYER'S right under this Agreement to conduct inspections and tests shall be subject to the following conditions and restrictions:

                           A. If BUYER timely terminates this Agreement pursuant
to this paragraph 8, all plans, correspondence, surveys, drawings, reports, audits and other materials obtained by or on behalf of BUYER with respect to the Property shall promptly be delivered to SELLER, without cost to SELLER, and shall become SELLER'S property.

                           B. The right of entry granted hereby shall be subject
to the rights of all tenants and occupants of the Property. BUYER and its employees, contractors, architects, engineers, agents and representatives shall take reasonable precautions so that BUYER'S inspections concerning the Property and operations thereon, and entries on the Property on BUYER'S behalf, shall cause minimum disruption to any parties in possession of the Property. Without limiting the foregoing, BUYER agrees to make no contact or communication with any tenant that in SELLER'S reasonable opinion may in any manner or for any reason interfere with, disrupt, or otherwise harm relations between SELLER and the tenant; and without prejudice to all other remedies available to SELLER, SELLER may, if it reasonably concludes that BUYER has violated this restriction, prohibit or restrict contacts or communications between BUYER (or its employees, agents, representatives, or other persons acting on behalf of or at the request of BUYER) and a tenant. Provided, however, BUYER shall be entitled to contact members of the Board of the Homeowners Association for the Property. In order that SELLER may protect its rights under, and enforce the requirements of, this provision, BUYER shall contact no tenant without first obtaining SELLER'S written consent to do so.

                           C. BUYER, as a condition to its exercise of its right
of entry, agrees to indemnify, defend and hold harmless SELLER from all fines, penalties, liens, losses, costs, claims, damages, liabilities and expenses, including reasonable attorneys fees and other costs and expenses incurred, sustained by, or asserted against SELLER arising from the exercise by BUYER, or


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

any of its agents, of this right of entry. The foregoing indemnification provision shall survive the closing or the termination of this Agreement (for whatever reason).

                           D. At all times before the  closing,  BUYER agrees to
hold in strict confidence and not to disclose, or cause or allowed to be disclosed, to any person who is not an employee of BUYER without the prior written consent of SELLER, all information and documents including this Agreement in any way related to the Property or to the transactions contemplated by this Agreement, except as may be required by applicable law or as otherwise contemplated in this Agreement, and except to BUYER'S representatives, proposed lenders and elected officials of pertinent governmental authorities, legal and financial advisors, and other consultants, to the extent necessary for BUYER'S analysis of the Property or performance of this Agreement. Without limiting the foregoing confidentiality requirements, BUYER agrees that BUYER may use the Data concerning the Property provided or made available to BUYER pursuant to this Agreement only for the transactions contemplated in this Agreement and for no other purpose.

         9. CONDITIONS PRECEDENT. The following are conditions precedent to BUYER'S obligation to close and consummate the transaction contemplated by this Agreement. BUYER and only BUYER, may waive one or more of these conditions. In the event that all of these conditions are not satisfied or fulfilled by the Closing Date, BUYER may elect not to close this transaction, and in such event, BUYER shall be entitled to the prompt return from Escrow Agent of the Deposit:

                  A. SELLER is in a position to execute at Closing, a SELLER'S Compliance Affidavit in accordance with Florida Statutes, Chapter 723.072. If the HOA exercises their right to purchase the Property in accordance with the F.S. ss. 723.071(1) by signing a contract with the SELLER and in fact closes on that contract, this Agreement shall be deemed terminated and the Deposit returned to BUYER.


                  B. The representations and warranties of SELLER contained in paragraph 6 above, and all other representations and warranties of SELLER contained herein, shall be true and correct on the Closing Date.

         10. CLOSING. The sale and purchase transaction contemplated by this Agreement shall be closed and consummated on or before ten business (10) days from the date of expiration of the Inspection Period on a date mutually agreed to by the parties (the "Closing Date"). Closing shall be at the offices of SELLER'S counsel or, at BUYER'S option, may be effected through the mail as coordinated by counsel for SELLER and BUYER. Notice shall be given to Escrow Agent at least five (5) days in advance of the date established by the parties for Closing. The Closing shall be at 10:00 A.M., Eastern Standard Time on the Closing Date unless otherwise agreed by the parties or their counsel. At


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

Closing, SELLER and, as applicable, BUYER shall execute and deliver the following documents in form acceptable to BUYER and/or undertake the following:

                  A. All corporate or applicable partnership certifications, resolutions and approvals necessary to evidence both the SELLER'S and BUYER'S authority to enter into and consummate the transactions contemplated by this Agreement.

                  B. Special Warranty Deed from SELLER to BUYER conveying title to the Real Property to BUYER free and clear of all liens, encumbrances and matters other than the Permitted Exceptions.

                  C. Bill of Sale from SELLER to BUYER transferring the Personal Property free and clear of all liens and encumbrances together with the original Motor Vehicle Certificate of Title (properly endorsed and lien free) for each mobile home unit and motor vehicle included in this purchase and sale.

                  D. Affidavit of No Liens by SELLER.

                  E. Affidavit of Non-Foreign Status by SELLER.

                  F. Florida Statutes, Chapter 723.072 Affidavit of Compliance by SELLER.

                  G. Updated Certified rent roll dated and accurate as of the Closing Date and certified by SELLER to BUYER.

                  H. Assignment from SELLER to BUYER assigning all of SELLER'S right, title and interest, to the extent it exists and without representation or warranty, in and to the name by which the Property is commonly known, all authorizations, permits and licenses relating to the operation of the Property which are assignable by SELLER, if any, and all leases, contracts and other items required to be assigned as set forth in this Agreement free and clear of all liens and encumbrances except for the matters permitted in this Agreement; all of which shall be assumed by BUYER effective from and after the Closing Date. SELLER shall undertake all action, and execute all forms, required by all governmental authorities and contract vendors to effect this assignment.

                 I. Assignment by SELLER, to the extent they exist and without representation or warranty, of all currently existing and effective claims, guaranties, warranties, indemnification and all other rights, if any, which SELLER may have against suppliers, laborers, materialmen, contractors, or sub-contractors arising out of or in connection with the installation, construction and maintenance of the Property; all of which shall be assumed by BUYER effective from and after the Closing Date.

                  J. Assignment by SELLER, to the extent they exist and without representation or warranty, to BUYER of all agreements, if any, which SELLER has for access and utilities to service the Property; all of which shall be assumed by BUYER effective from and after the Closing Date.

                  K. Closing Statement by SELLER and BUYER.

                  L. A BUYER'S Certificate of No Knowledge of any breach of SELLER'S warranties and representations, as to the representations and warranties under paragraph 6 and as required by the last paragraph of paragraph 6.F..

                  M. Such other documents as are reasonably necessary to close and consummate the purchase and sale transaction contemplated by this Agreement.

                  N. SELLER shall deliver to BUYER all existing plans and specifications relating to the improvements located upon the Property which are in SELLER'S possession or reasonably accessible to SELLER.

                  O. SELLER shall deliver and assign to BUYER all of SELLER'S right, title and interest, if any, in and to all licenses, permits, certificates of occupancy, mobile home titles (for SELLER owned mobile home units, if any) and such other comparable certificates or documents issued by the appropriate governmental authorities with respect to the Property or any part thereof which are legally assignable by SELLER, if any.

                  P. BUYER shall deliver to SELLER the adjusted cash portion of the Purchase Price and authorize Escrow Agent's delivery of the Deposit to SELLER. Said sum shall be paid, at SELLER'S election, by locally drawn cashier's check or Federal Reserve Bank wire transfer.

         11. CLOSING COSTS. SELLER shall pay for the cost of any corrective documents required for marketable and insurable title, transfer stamps on the Special Warranty Deed and all costs associated with the issuance of the title binder and policy. BUYER shall pay for the cost of recording the Special Warranty Deed, any sales tax on conveyance or title transfer of any mobile homes, vehicles or other Personal Property, for the survey, termite report and all other due diligence and inspection costs and expenses. Each party shall bear its own attorneys' fees and other professional costs, except as otherwise provided for herein.

         12. PRORATIONS. Except as otherwise set forth in this Agreement, all taxes and other operating expenses and revenue of the Property shall be prorated as of the Closing Date. Taxes shall be prorated based upon the current year's tax taking into account the maximum available discount. If the Closing takes place and the current year's taxes are not fixed and the current year's assessment is available, taxes shall be prorated based upon such assessment and the prior year's millage. If the current year's assessment is not available,


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

then taxes shall be prorated on the prior year's tax taking into account the maximum available discount. Any rents received by SELLER in respect of the period after the Closing Date shall be promptly remitted to BUYER. With respect to delinquent lot rental amounts, BUYER shall make a diligent attempt to collect the same for SELLER'S benefit after closing in the usual course of operation of the Property and any such collection shall be remitted to SELLER promptly upon receipt by BUYER, less any expenses of such collection incurred by BUYER and approved in advance by SELLER in writing. Nothing contained herein shall operate to require BUYER to institute any lawsuit or other collection procedure to collect such delinquent lot rental amounts. In this regard the first monies collected from tenants owing delinquent lot rental amounts shall first be applied to current rents due and then to lot rental amounts prior to the Closing Date unless they are intended by the tenant to apply to the period prior to closing. This obligation to remit shall survive the Closing and delivery of the Special Warranty Deed. SELLER shall deliver to BUYER at the Closing, copies of such statements, invoices bills and receipts as shall be requested by BUYER to enable BUYER to verify the accuracy of the amounts of any prorations made pursuant to this paragraph. BUYER shall be credited at Closing with all advance rentals and tenant security deposits previously paid to SELLER. All prorations shall be made so that SELLER has the benefit of all income and the burden of all expenses up to and including the Closing Date and BUYER has the benefit of all income and the burden of all expenses after the Closing Date.

         13. DELIVERY OF POSSESSION. At Closing, SELLER shall deliver to BUYER possession of the Real Property subject only to the Permitted Exceptions.

         14. FIRE OR OTHER CASUALTY. For purposes of this Agreement of Sale, a "minor casualty" shall be any casualty occurring to the Real Property which causes damages of less than One Hundred Fifty Thousand Dollars ($150,000.00) to the Real Property. Any other casualty shall be a "major casualty". If, prior to Closing hereunder, the Real Property is subjected to a major or minor casualty of which SELLER becomes aware, SELLER shall give BUYER prompt written notice thereof. If such casualty is a minor casualty, this Agreement of Sale shall remain in full force and effect and the purchase contemplated herein shall be concluded with no further adjustment, and at Closing SELLER shall assign, transfer and set over to BUYER all of the right, title and interest of SELLER in and to any awards that have been or that may thereafter be made for such casualty, subject only to any rights of Tenant under each Lease. If such casualty is a major casualty which SELLER, at its option, does not repair prior to 60 days after the original Closing Date (with the closing extended for such 60 day period), the Real Property shall be considered a defective parcel and BUYER shall have the right to terminate this Agreement whereupon the Deposit will be refunded to the BUYER and the parties will be released from any further liability hereunder.

         15. EMINENT DOMAIN. For purposes of this Agreement of Sale, a "minor condemnation" shall be any taking or condemnation by any body having the power of condemnation or eminent domain which causes damages of less than One Hundred Fifty Thousand Dollars ($150,000.00) to the Real Property. Any other taking or condemnation shall be a "major condemnation". If prior to Closing hereunder the Real Property is subjected to a major or minor condemnation of which SELLER becomes aware, SELLER shall give BUYER prompt written notice thereof. If such condemnation is a minor condemnation, this Agreement of Sale shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and at Closing, SELLER shall assign, transfer and set over to BUYER all of the right, title and interest of SELLER in and to any awards that have been or that may thereafter be made for such taking, subject only to rights of Tenant under any Lease. If such condemnation is a major condemnation, the Real Property subject to the major condemnation shall be considered a defective parcel and BUYER shall have the right to terminate this Agreement whereupon the Deposit will be refunded to the BUYER and the parties will be released from any further liability hereunder

         16. NOTICES. All notices and other communications under this Agreement of Sale shall be in writing and shall be effectively given only if sent by nationally recognized overnight courier service, postage prepaid, return receipt requested, addressed as follows:

                     To SELLER:             Serendipity Properties, Inc.
                                            3801 Bee Ridge Road, Suite 12
                                            Sarasota, Florida 34233
                                            Telecopier: (941) 923-6257


                     With a copy to:        James L. Turner, Esq.
                                            Williams, Parker et al
                                            200 South Orange Avenue
                                            Sarasota, Florida 34236
                                            Telecopier: (941) 366-5109




                     To BUYER:              Asset Investors Corporation
                                            Attn: Bruce E. Moore, President
                                            2 Ponds Edge Drive
                                            Chadds Ford, PA 19317
                                            FAX No. (610) 388-9616






                     With a copy to:        Community Acquisition Joint Venture
                                            Attn:  Joseph W. Gaynor
                                            2637 McCormick Dr., Ste. B
                                            Clearwater, FL 34619
                                            FAX No. (813) 791-9200
or such other address as the party to be notified shall have designated to the other party hereby by notice delivered in accordance herewith. All such notices shall be deemed given on the business day next following the day such notice is accepted for delivery by the overnight courier service.

         17. ASSIGNMENT OF NAME. At Closing, SELLER shall assign to BUYER, without limitation, all of its right, title and interest in the name by which the Property is commonly known and hereinbefore referred to.

         18. ASSIGNMENT; BINDING EFFECT. BUYER may not assign its rights and interests under this Agreement of Sale to any party other than to Asset
Investors Corporation or to Asset Investors Operating Partnership or to any affiliate thereof, without first obtaining the prior written consent of SELLER, which consent may be withheld in SELLER'S sole discretion. "Affiliate" shall have the meaning set forth in Rule 12 (b)-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended. Prior to the expiration of the Inspection Period, BUYER will notify SELLER of the identity of any proposed assignee of this Agreement of Sale. This Agreement shall find the parties hereto and their respective heirs and assigns.

         19. SUPPLIES. Inventories of supplies, including but not limited to paint, toilet tissue, soap, paper towels and all cleaning materials, if any located on the Real Property on the Closing Date shall be transferred to BUYER at no additional cost at the time of Closing and shall be covered by the Bill of Sale.

         20. DEFAULT BY SELLER. If, under the provisions of this Agreement, SELLER shall be obligated to complete the sale of the Property but fails to do so within the applicable period provided for closing and such default continues for a period of fifteen (15) days after written notice thereof from BUYER to SELLER, or shall otherwise fail to perform any of the other obligations of SELLER hereunder within the required time period, BUYER shall have the option, to be exercised in its sole discretion, to: (a) apply to the Circuit Court of the County where the Real Property is located to seek to have specific performance under this Agreement and in such action shall have the right to recover legally cognizable damages suffered by BUYER by reason of the delay in BUYER'S acquisition of the Property; or (b) sue SELLER for legally cognizable damages sustained by BUYER by reason of the default of SELLER provided, however, that in no event shall the damages recoverable exceed four percent (4%) of the gross purchase price; or (c) obtain the prompt return from Escrow Agent of the Deposit, with interest, together with any other amounts due and owing to BUYER pursuant to the terms of this Agreement, and thereafter terminate this Agreement.

         21. DEFAULT BY BUYER. If, under the provisions of this Agreement, BUYER shall be obligated to complete the purchase of the Property but fails to do so within the applicable period provided for closing, and such default continues for a period of fifteen (15) days after written notice thereof from SELLER to BUYER, SELLER'S sole right and exclusive remedy against BUYER shall be to obtain the Deposit (a) as consideration for the execution of this Agreement; (b) as agreed on liquidated damages sustained by SELLER because of such default by

BUYER (the parties hereto agreeing that the retention of such funds shall not be deemed a penalty, and recognizing the impossibility of precisely ascertaining the amount of damages to SELLER because of such default and hereby declaring and agreeing that the sum so retained is and represents the reasonable damages of SELLER); (c) in full settlement of any claims of damages and in lieu of a specific performance by SELLER against BUYER; and (d) in consideration for the full and absolute release of BUYER by SELLER of any and all further obligations under this Agreement. In the event BUYER defaults hereunder, BUYER shall forthwith on demand by SELLER return to SELLER all title papers and other documents relating to the Property, including BUYER'S copy of this Agreement.

         22. PROVISIONS WITH RESPECT TO ESCROW.

                  (a) The duties and obligations of Escrow Agent hereunder shall be entirely administrative and ministerial and not discretionary. Escrow Agent shall be under no responsibility in respect of the Deposit other than to faithfully follow the instructions herein contained. Escrow Agent may conclusively rely upon any instructions or documents delivered to it by BUYER and SELLER and purportedly executed by a duly authorized officer or partner thereof and shall be under-no duty of independent inquiry with respect to any facts or circumstances recited therein. In the event that any notice or instruction required to be delivered to Escrow Agent hereunder is not so delivered, Escrow Agent may hold the Deposit, if any, pending delivery to Escrow Agent of such instruction or notice and may exercise all of Escrow Agent's rights and remedies hereunder or otherwise provided by law. The parties hereto jointly and severally agree to reimburse and indemnify Escrow Agent for, and hold Escrow Agent harmless against, any loss, liability or expense, including but not limited to, reasonable attorney's fees, which may be asserted against Escrow Agent or to which Escrow Agent may be exposed or which may be incurred by reason of the acceptance of, or the performance of duties and obligations under this Agreement of Sale, except arising from such Escrow Agent's gross negligence or willful misconduct. In no event shall Escrow Agent be liable for any loss, cost or damage arising out of the performance of its duties hereunder, except for acts of gross negligence or willful misconduct.

                  (b) In the event of any dispute or disagreement in connection with the performance by Escrow Agent of its duties under this Agreement of Sale, including, but not limited to, the respective rights of the parties to the Deposit, Escrow Agent may consult with counsel selected and employed by Escrow Agent, and Escrow Agent shall suffer no liability for any action taken or suffered in good faith in accordance with the opinion of such counsel, if any, provided, however, that the Deposit shall be disbursed in accordance with the terms of this Agreement of Sale. Notwithstanding any other provision of this Agreement of Sale, if any dispute or difference arises among the parties or if any conflicting demand shall be made upon Escrow Agent, Escrow Agent shall not be required to determine the same or take any action thereon. Rather, Escrow Agent may await settlement of the controversy by appropriate legal proceedings; or Escrow Agent may, by written notice to the parties hereto, initiate litigation to determine to whom the Deposit held under this Agreement of Sale shall be delivered; or Escrow Agent may file suit in interpleader with the proper court in the United States District Court for the Eastern District of New York, for the purpose of having the respective rights of the parties adjudicated. Escrow Agent, upon initiation of such suit, may deposit with the court the Deposit and, upon giving notice thereof to the parties hereto, Escrow Agent shall be fully released and discharged from all further obligations hereunder with respect to the Deposit except arising from gross negligence or willful misconduct of Escrow Agent. The parties acknowledge that Escrow Agent is the attorney for SELLER and, in the event any dispute of difference arises among the parties, Escrow Agent may continue to represent SELLER in such dispute notwithstanding it's role as Escrow Agent.

         23. ACCEPTANCE DATE. SELLER shall have until 5:00 P.M. (EST) on the fifth (5th) business day following BUYER's Execution Date, within which to accept this Agreement. In the event SELLER fails to accept this Agreement as of that time and date, this Agreement shall be null and void and of no further effect and BUYER shall be entitled to the prompt return from Escrow Agent of the Deposit.

         24. BROKER'S COMMISSION. Ray Martin of United American Realty Inc., P.O. Box 637, Dover, Florida 33527, has acted as broker. On closing, SELLER shall pay said broker a commission of Sixty Thousand ($60,000) Dollars. BUYER shall pay said broker any commission agreed upon by BUYER in excess of $60,000, if any. SELLER shall pay any commission to Martin Newby Realty, Inc. agreed upon by SELLER. Except as stated in this section, neither SELLER nor BUYER has contacted any real estate broker, finder, or similar person in connection with the transaction contemplated hereby and that neither party is obligated to pay any brokerage fee or commission in connection with this sale. SELLER and BUYER each hereby agree to indemnify and hold harmless the other from and against any and all claims for commissions or similar charges with respect to this transaction, arising by, through or under the indemnifying party, and each further agrees to indemnify and hold harmless the other from any loss or damage resulting from any inaccuracy in the representations contained in this section. This indemnification agreement of the parties shall survive the closing.

         25. SURVIVAL OF AGREEMENT. The terms and conditions of this Agreement which expressly so state shall survive the Closing hereof.

         26. TIME IS OF THE ESSENCE. SELLER and BUYER acknowledge that time is of the essence of this Agreement.

         27. ENTIRE AGREEMENT; MODIFICATIONS. The parties acknowledge that this Agreement is the entire agreement between the parties with respect to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof which are not expressly set forth herein. This Agreement cannot be modified without a written agreement executed by both parties.

         28. ATTORNEYS' FEES. In the event of any litigation between the parties arising out of this Agreement, or the collection of any funds due BUYER or SELLER pursuant to this Agreement, the prevailing party shall be entitled to recover all costs incurred and reasonable attorneys' fees and expenses incurred.

As used herein and throughout this Agreement, the term "attorneys' fees" shall be deemed to include all fees incurred whether by attorneys, paralegals, legal assistants or law clerks whether in pretrial, trial, appeal, bankruptcy, collection or declaratory proceedings. The provisions of this paragraph shall survive Closing and delivery of the Special Warranty Deed.

          29. EXHIBITS. In the event that any exhibit which is referred to in this Agreement is not attached hereto at the time of execution of this Agreement by SELLER and BUYER, SELLER shall promptly cause any such missing exhibit to be prepared and submitted to BUYER for BUYER'S approval within fifteen (15) days from the Effective Date hereof. Upon approval of a given exhibit by BUYER, the same shall be incorporated into this Agreement by written agreement executed by SELLER and BUYER.

         30. CONSTRUCTION. This Agreement has been negotiated between the parties, each of whom have been represented by counsel. Accordingly, this Agreement shall not be construed against either party as the drafter of the Agreement in the event of any litigation with respect to it. Whenever required by the context or use in this Agreement, the singular word shall include the plural word and the masculine gender shall include the feminine and/or neuter gender, and vice versa. The paragraph titles, headings, and/or captions contained herein have been inserted solely as a means of reference and convenience. Such captions shall not affect the interpretation or construction of this Agreement and shall not define, limit, extend, or otherwise describe the scope of this Agreement or the intent of any provision hereof.

         31. RADON GAS Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in the State in which the Real Property is located. Additional information regarding radon and radon testing may be obtained from your county public health unit.

         32. VENUE AND GOVERNING LAW. Venue for any legal proceeding hereunder shall be in the State of Florida and this Agreement shall be governed by the laws of Florida.

         33. TAX DEFERRED EXCHANGE (ss. 1031). In the event, prior to closing, SELLER shall desire to restructure this transaction as a tax deferred exchange for property identified by SELLER, pursuant to ss. 1031 of the Internal Revenue Code, BUYER, as an accommodation to SELLER, shall enter into and execute any such amendatory documentation as SELLER may reasonably request; provided however, that BUYER shall not incur any additional cost, expense, risk, potential liability or delay whatsoever on account thereof. BUYER shall have no liability to SELLER whatsoever in the event the subject transaction is found, held or adjudicated not to qualify as or as a part of a tax deferred exchange pursuant to ss. 1031 of the Internal Revenue Code. Notwithstanding the foregoing, no failure to close of any transaction involving any premises to be exchanged shall affect SELLER'S obligation to convey the Property as and when required hereunder.

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

         34. MODEL HOMES. SELLER may sell prior to closing two (2) 1997 manufactured homes, in which event they shall be excluded from this transaction. In the event one or more of such homes have not been sold by SELLER as of the day of closing, then BUYER shall purchase such homes from SELLER for the price listed on Exhibit "F" attached hereto. In the event one of such homes has been sold and a used mobile home taken in trade by SELLER, BUYER shall purchase such used mobile home from SELLER at closing at its appraised fair market value (not to exceed $40,000 for each such used mobile home).

         35. EFFECTIVE DATE. Unless otherwise set forth herein, the Effective Date shall be the date this Agreement is executed by the SELLER, so long as SELLER returns a fully executed duplicate original of this Agreement to the BUYER, by either hand delivery or postmarked as of the date of the execution of this Agreement by the SELLER. Each day of delay in returning the executed Agreement to the BUYER shall likewise extend the Effective Date.

         36. COUNTERPART EXECUTION. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

         37. FACSIMILE. A facsimile of this Agreement or any portion hereof, including the signature page of any party, shall be deemed an original for all purposes.




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

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year indicated below.

WITNESSES:                     COMMUNITY ACQUISITION JOINT VENTURE, a
                               Delaware partnership

                               By:      COMMUNITY ACQUISITION AND
                                        DEVELOPMENT CORPORATION, a Delaware
                                        corporation

                                        By:______________________________
Print Name:___________________             Joseph W. Gaynor, President

                                                          "BUYER"
Print Name:___________________
As to BUYER                             BUYER'S execution date: March ___, 1998




                                        SERENDIPITY PROPERTIES, INC., a Florida
                                        corporation


                                        By:________________________________
Print Name:___________________          Print Name:  Martin Newby__________
                                        Title:     President_______________

Print Name:___________________                           "SELLER"
As to SELLER

                                        SELLER'S execution date: March ___, 1998


                                     JOINDER

         ______________________________   of    ________________________________
joins in this Agreement of Sale for the sole purpose of agreeing to act as Escrow Agent and to be legally bound to hold the Deposit in accordance with the provisions in Paragraphs 3(a) and 22 hereof.




                                          By:_______________________________
                                          Print Name:_______________________
                                                       As Escrow Agent




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





                              SCHEDULE OF EXHIBITS


EXHIBIT "A"                Metes and Bounds Description of the Property

EXHIBIT "B"                Schedule of Personal Property

EXHIBIT "C"                Rent Roll

EXHIBIT "D"                Service Contracts

EXHIBIT "E"                Phase I Environmental Audit Summary

EXHIBIT "F"                Model Mobile Home Prices




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